EXHIBIT 10.34

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between ODS Technologies, L.P. (the “Company”) and Ryan O’Hara (“Employee”), as of the 17th day of February 2004 and will then supersede any and all prior agreements, whether express or implied, oral or written, between Employee and the Company or Gemstar-TV Guide International, Inc. (together with its subsidiaries, “Gemstar-TV Guide”) relative to his employment with the Company or Gemstar-TV Guide; provided, however, that all options granted to Employee during his prior employment with Gemstar-TV Guide shall continue to vest in accordance with their terms for so long as Employee continues to be employed by the Company or Gemstar-TV Guide.

I. EMPLOYMENT.

The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth, from February 17, 2004 (the “Effective Date”), to and including June 25, 2007 (the “Term”). This Agreement is subject to renewal only as set forth in Section VI below. In the event the Agreement is renewed pursuant to Section VI below, reference to the Term in this Agreement shall also refer to such renewal term.

II. DUTIES.

A. Employee shall serve during the course of his employment as Chief Operating Officer of the Company, with such duties, authority and responsibilities as are consistent with those generally performed by the Chief Operating Officer of a company, and any other duties that may be assigned by the Company acting though its general partner, board of directors, managing member or similar governing entity or body at any time in question (the “Governing Body”) that are appropriate for such position. Employee shall report directly to the President of the Company, and if there is no President, directly to the Governing Body or through a designee of the Governing Body appointed by the Governing Body.

B. Employee agrees to devote substantially all of his time, energy and ability to the business of the Company. Nothing herein shall prevent Employee, upon approval of the Governing Body, from serving as a director or trustee of other corporations or businesses which are not in competition with the business of the Company or in competition with any present or future affiliate of the Company. Nothing herein shall prevent Employee from (i) investing in real estate for his own account, (ii) becoming a partner or a stockholder in any corporation, partnership or other venture not in competition with the business of the Company or in competition with any present or future affiliate of the Company, or (iii) becoming up to a 5% stockholder in any publicly held corporation whether or not in competition with the business of the Company or in competition with any present or future affiliate of the Company.

III. COMPENSATION.

A. The Company will pay to Employee a base salary at the annual rate of $428,000 from February 17, 2004 through June 25, 2004, $458,000 from June 26, 2004 through June 25,

2005; $471,700 from June 26, 2005 through June 25, 2006, and $485,900 from June 26, 2006 through June 25, 2007. Such salary shall be earned monthly and shall be payable in periodic installments no less frequently than monthly in accordance with the Company’s customary practices. Amounts payable shall be reduced by standard withholding and other authorized deductions.

B. Annual Bonus. Employee shall be paid an annual bonus (the “Bonus”) at the Company’s sole discretion based on a number of factors, including the performance of the Employee and the Company with a target bonus of thirty (30%) to forty percent (40%) of employee’s annual base salary for the applicable year, in any event such bonus to be determined and paid on a calendar year basis and shall be commensurate with bonus percentages paid to comparable employees of Gemstar-TV Guide.

C. Welfare Benefit Plans. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by Gemstar-TV Guide (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of Gemstar-TV Guide.

D. Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other peer executives of Gemstar-TV Guide.

E. Fringe Benefits. Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other peer executives of Gemstar-TV Guide.

F. Vacation. Employee shall be entitled to a minimum of four (4) weeks paid vacation each year, which shall be taken in accordance with policies and practices as in effect generally with respect to other peer executives of Gemstar-TV Guide.

G. Stock Options. Gemstar-TV Guide shall grant to Employee, subject to Compensation Committee approval and the vesting provisions described in this Agreement, nonqualified stock options (the “Options”) under Gemstar-TV Guide’s 1994 Stock Incentive Plan, as amended (the “Plan”), to acquire two hundred fifty thousand (250,000) shares of Gemstar-TV Guide’s Common Stock (“Common Shares”). Each Option shall represent the right to acquire one (1) Common Share. Subject to earlier termination of the Options as described below, the Options shall vest as follows: (i) fifty thousand (50,000) Options shall vest in full and become immediately exercisable on the first anniversary of the Effective Date, (ii) fifty thousand (50,000) Options shall vest in full and become immediately exercisable on the second anniversary of the Effective Date, (iii) fifty thousand (50,000) Options shall vest in full and become immediately exercisable on the third anniversary of the Effective Date, (iv) fifty thousand (50,000) Options shall vest in full and become immediately exercisable on the fourth anniversary of the Effective Date, and (v) fifty thousand (50,000) Options shall vest in full and become immediately exercisable on the fifth anniversary of the Effective Date. The Options shall expire on the first to occur of (i) the close of business on the last business day of the Company coinciding with or immediately preceding the day before the tenth anniversary of the Effective Date, (ii) the termination of the Options pursuant to Section 4.2 of the 1994 Plan, or (iii)

the termination of the Options in connection with a termination of Employee’s employment with the Company as contemplated by the Option Agreement (as such term is defined below) and as modified by Section IV-E-1 or IV-E-3 below. The exercise price per Common Share under each Option shall equal the closing price for a Common Share on the NASDAQ National Market Reporting System on the award date. The Options shall be evidenced by a written option agreement in the form attached hereto as Exhibit A (the “Option Agreement”) and shall, except as expressly provided in this Section III-G and in IV-E-3 below, be subject to the terms and conditions set forth in the Plan and the Option Agreement. Additional annual Option grants may be made at Gemstar-TV Guide’s sole discretion. The number of annual Option grants shall be based on the same criteria used to calculate the number of Option grants awarded to comparable employees.

H. Car Allowance. The Company shall provide Employee with a car allowance of six hundred dollars ($600.00) per month to be used for the purchase, lease and maintenance of an appropriate automobile for his use during the term of the Agreement.

I. The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by Employee so long as such action is taken generally with respect to other similarly situated peer executives of Gemstar-TV Guide and does not single out Employee.

IV. TERMINATION.

A. Death or Disability. Employee’s employment shall terminate automatically upon Employee’s death. If a Disability of Employee has occurred (pursuant to the definition of Disability set forth below), the Company may give to Employee written notice of its intention to terminate Employee’s employment. In such event, Employee’s employment with the Company shall terminate effective on the 120th day after receipt of such notice by Employee, provided that, within the 120 days after such receipt, Employee shall not have returned to full-time performance of his duties. For purposes of this Agreement, “Disability” shall mean either (i) a physical or mental impairment which substantially limits a major life activity of Employee and which renders Employee unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company for an aggregate of 120 days in any twelve-month period or (ii) Employee becomes eligible to receive benefits under any Long Term Disability Insurance provided by the Company or Gemstar-TV Guide. The determination of disability under subsection (i) of the preceding sentence, shall be based upon information supplied by Employee and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company. In the event Employee’s health care provider and the Company do not agree as to whether Employee has a Disability, Employee and the Company shall appoint a third-party qualified physician who shall evaluate Employee and provide a determination of whether Employee has a Disability. Upon termination as a result of death or Disability, the Options, and any other options granted to Employee by the Company or Gemstar-TV Guide during his employment, to the extent outstanding and not previously vested at the time of such termination, shall thereupon vest in full and shall, subject to earlier termination pursuant to Section 4.2 of the Plan, continue to be exercisable for a period of three (3) years after such termination.

B. Cause. The Company may terminate Employee’s employment for “Cause” in the event the Employee has engaged in or committed: willful misconduct; gross negligence; theft, fraud or a felony; refusal or unwillingness to perform his duties reasonably required by the Company hereunder; sexual harassment; insubordination; any willful act that is likely to and which does in fact have the effect of injuring the reputation, business or a business relationship of the Company or Gemstar-TV Guide; violation of any fiduciary duty; violation of any duty of loyalty; and breach of any term of this Agreement. In the event the Company determines that Cause for termination exists based upon willful misconduct, gross negligence or refusal or unwillingness to perform duties and if such ground is curable, Employee shall be given thirty (30) days to cure such ground for termination for Cause. After the expiration of any such cure period, the Company shall make a determination as to whether Employee has cured such ground for termination for Cause.

C. Good Reason. Employee may terminate employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the Company requires Employee to relocate his principal office more than 50 miles away from the Los Angeles, California area without Employee’s consent; (ii) the Company assigns Employee to a position other than Chief Operating Officer without Employee’s consent; (iii) the Company requires Employee to report directly to any officer other than the President or the Governing Body without Employee’s consent; (iv) the Company substantially diminishes Employee’s duties or responsibilities; or (v) the occurrence of a Change in Control of the Company. For purposes of this Agreement, a “Change in Control” shall mean either (1) the accumulation or acquisition of a majority of the Common Shares of the Company by any person or entity which, as of the Effective Date, owned less than ten percent (10%) of the Common Shares or (2) the purchase of substantially all of the assets of the Company by any person or entity which, as of the Effective Date, owned less than ten percent (10%) of the Common Shares. Before terminating his employment with Good Reason under subsections (i) – (iv), Employee shall give the Company written notice of his intent to terminate for Good Reason and the basis therefor, and the Company shall have thirty (30) days to cure (the “Cure Period”). If the Company fails to cure the Good Reason within the Cure Period, Employee may terminate his employment and this Agreement upon an additional ten (10) days’ written notice. In the event Employee intends to terminate his employment upon a Change in Control, Employee must give the Company written notice of such termination within ninety (90) days after the Change in Control occurrence. For all purposes under this Agreement, any termination by Employee with Good Reason shall be treated as a termination without Cause and Employee shall be entitled to the payments and benefits set forth in Section IV-E-3 pursuant to its terms.

D. Other than Cause or Death or Disability. The Company may terminate Employee’s employment at any time, with or without cause, upon 30 days’ written notice.

E. Obligations of the Company Upon Termination.

1. Death or Disability. If Employee’s employment is terminated by reason of Employee’s Death or Disability, this Agreement shall terminate without further obligations to Employee or his legal representatives under this Agreement, other than for (a) payment of the sum of (i) Employee’s annual base salary through the date of termination to the extent not theretofore paid, (ii) Employee’s pro rata bonus for the calendar year during which the Employee’s Death or Disability occurs, and (iii) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon), in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii), and (iii) shall be hereinafter referred to as the “Accrued Obligations”), which shall be paid to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; (b) payment to Employee or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans; and (c) vesting and exercisability of the Options, and any other options granted to Employee by Gemstar during his employment, in accordance with Section IV-A.

2. Cause. If Employee’s employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to Employee other than for the timely payment of Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under Section IV-B, then the Company’s decision to terminate shall be deemed to have been made under Section IV-D and the amounts payable under Section IV-E-3 shall be the only amounts Employee may receive for his termination.

3. Other than Cause or Death or Disability. If the Company terminates Employee’s employment for other than Cause or Death or Disability, or if Employee terminates his employment with Company for Good Reason, this Agreement shall terminate without further obligations to Employee other than (a) the timely payment of Accrued Obligations; (b) upon Employee’s execution, and non-revocation, of a release substantially in the form attached hereto as Exhibit B, payment to Employee of a lump sum equal to the greater of (i) twelve months of his then current salary, or (ii) the balance of base salary payments for all remaining years of this Agreement, including any renewal term if the Agreement has been renewed prior to the termination, less standard withholdings and other authorized deductions. Furthermore, if the Company terminates Employee’s employment for other than Cause, Death or Disability, or if Employee terminates his employment with Company for Good Reason, the Options, and any other options granted to Employee by the Company or Gemstar-TV Guide during his employment, to the extent outstanding and not previously vested at the time of such termination, shall thereupon vest in full and shall, subject to earlier termination pursuant to Section 4.2 of the Plan, continue to be exercisable for a period of three (3) years after such termination (or such longer period of time if and to the extent permitted under the Option Agreement).

V. ARBITRATION.

Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Employee’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Los Angeles, California, before a sole arbitrator selected from the American Arbitration Association (“AAA”), and shall be conducted in accordance with the AAA rules for the resolution of Employment Disputes as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until otherwise modified by the Arbitrator; provided, however, that such provisional injunctive relief shall be sought in aid and in advance of the arbitration only. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Employee’s employment. Employee and Company agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (including forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

VI. RENEWAL

This Agreement may be renewed by mutual written agreement of the parties. Executive acknowledges and agrees that the Company has no obligation to renew this Agreement or to continue Executive’s employment after any termination of, or the expiration of, this Agreement, and expressly acknowledges that no promises or understanding to the contrary have been made or reached.

VII. ANTISOLICITATION.

Employee promises and agrees that during the term of this Agreement or renewal in accordance with Section VI above, and for a period of twelve (12) months thereafter, he will not influence or attempt to influence customers of Gemstar-TV Guide or any of its present or future subsidiaries, including the Company, either directly or indirectly, to cease their existing business with Gemstar-TV Guide or any of its subsidiaries, including the Company; provided, however, it shall not be a breach of this provision, after termination of this Agreement to solicit future business from any person or entity with whom he had conducted business, on behalf of himself or any other entity, prior to the Effective Date.

VIII. SOLICITING EMPLOYEES.

Employee promises and agrees that he will not, during the term of this Agreement and for a period of twelve (12) months following termination of his employment or the expiration of this Agreement or renewal in accordance with Section VI above, directly or indirectly solicit any employees of Gemstar-TV Guide or its subsidiaries, including the Company, who earned annually $50,000 or more as such an employee during the last six months of his or her own employment to work for any business, individual, partnership, firm, corporation, or other entity then in Competition with the business of Gemstar-TV Guide or any of its subsidiaries, including the Company. For the purposes of this provision, “indirectly solicit” shall mean that Employee has provided name(s) or other identifying information to aid in the solicitation of such person.

IX. CONFIDENTIAL INFORMATION.

Employee, in the performance of Employee’s duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and will be available to Employee in confidence. Except in the performance of duties on behalf of the Company, Employee shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Employee’s) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which Employee prepares, uses or encounters, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Employee shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in Employee’s possession or under Employee’s control, provided however, that Employee may retain in his possession any Confidential Material that reflects the terms of his employment with the Company or the terms or amount of his compensation and benefits.

X. INDEMNIFICATION.

To the maximum extent permitted by applicable law, the Company shall indemnify Employee and hold Employee harmless from and against any and all claims, liabilities, judgment, fines, penalties, costs and expenses (including, without limitation, reasonable attorney’s fees, costs of investigation and experts, settlements and other amounts actually incurred by Employee in connection with the defense of any action, suit or proceeding, and in connection with any appeal thereon) incurred by Employee in any and all threatened, pending or completed actions, suits or proceeding, whether civil, criminal administrative or investigative (including, without limitation, actions, suits or proceeding brought by or in the name of the Company) arising, directly or indirectly, by reason of Employee’s status, actions or inactions as a director, officer, employee or agent of the Company or of an affiliate of the Company so long as Employee’s conduct was in good faith. The Company shall promptly advance to Employee upon request any and all expenses incurred by Employee in defending any and all such actions, suits or proceeding to the maximum extent permitted by applicable law. The obligations of the Company under this Section X shall survive any termination of this Agreement.

XI. SUCCESSORS.

A. This Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.

B. This Agreement may not be assigned by the Company without Employee’s prior written consent, unless such assignment is made in connection with a Change in Control, in which case, this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. With respect to any assignment of this Agreement by Company requiring Employee’s prior written consent, no such permitted assignment shall relieve the Company of its obligations or liability hereunder unless Employee otherwise agrees in writing.

XII. WAIVER.

No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XIII. MODIFICATION.

This Agreement may not be amended or modified other than by a written agreement executed by Employee and the Executive Vice President Administration of the Company.

XIV. SAVINGS CLAUSE.

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

XV. COMPLETE AGREEMENT.

This Agreement constitutes and contains the entire agreement and final understanding concerning Employee’s employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

XVI. GOVERNING LAW.

This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of California without regard to principles of conflict of laws.

XVII. CONSTRUCTION.

Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XVIII. COMMUNICATIONS.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered or certified mail, postage prepaid, addressed to Employee c/o the Company at 6922 Hollywood Blvd., 12th Floor, Los Angeles, CA 90028, or addressed to the Company at 6922 Hollywood Blvd., 12th Floor, Los Angeles, CA 90028, Attention: Gloria Dickey. Either party may change the address at which notice shall be given by written notice given in the above manner.

XIX. EXECUTION.

This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

ODS TECHNOLOGIES, L.P.

By:	TV Guide, Inc., General Partner

	By	/s/ GLORIA DICKEY
	Its	Executive Vice President Administration

Ryan O’Hara

/s/ RYAN O’HARA

EXHIBIT A

OPTION AGREEMENT

EXHIBIT B

General Release Agreement

This General Release Agreement (the “Agreement”) is entered into as of                     , 200  , by and between Ryan O’Hara (the “Employee”) and ODS Technologies, L.P. (the “Company”). Employee and the Company are parties to an Employment Agreement dated as of February 17, 2004 (the “Employment Agreement”).

Employee’s employment with the Company will terminate effective on                     , 200   (the “Termination Date”). In exchange for the severance pay and other severance benefits provided to Employee under Section IV-E-3 of the Employment Agreement, and except for the obligations of Company under such Section IV-E-3, Employee hereby covenants not to sue and releases the Company, and its subsidiaries, parent and affiliated entities, past and present, and each of them, as well as their respective trustees, directors, officers, agents, employees, shareholders, assignees, successors, attorneys, and insurers, past and present, and each of them (individually and collectively referred to herein as “Releasees”), from any and all claims, wages, agreements, contracts, obligations, covenants, demands, costs, expenses, attorneys’ fees, rights, debts, liens, and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with his employment or any other transactions, occurrences, acts or omissions, or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted, prior to the execution of this Agreement, whether based on contract, tort, common law, or statute. Employee acknowledges by the execution of this Agreement that he has no further claims against the Releasees other than for the performance of the obligations set forth in Sections IV-E-3 and X of the Employment Agreement.

The Employee hereby acknowledges that he has read this Agreement, understands its contents and agrees to its terms and conditions knowingly, voluntarily and of his own free will. Specifically, the Employee agrees: (a) that he is releasing any and all claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, and any federal, state or local fair employment acts arising up to the date of the execution of this Agreement; (b) that the consideration being received by the Employee is greater than he would have been entitled to receive before signing this Agreement; (c) that the Employee is hereby advised to consult an attorney of his choice prior to the execution of this Agreement; (d) that the Employee was given twenty-one (21) days from the date of receipt of this Agreement to decide whether or not to execute it; and (e) that the Employee has seven (7) days from the execution of this Agreement to revoke its execution and this Agreement will become null and void if he elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event of such revocation, the Company will not have any obligations under this Agreement or Section IV-E-3 of the Employment Agreement except for the payment of Accrued Obligations as defined in the Employment Agreement.

If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the              day of              200  .

Ryan O’Hara

ODS Technologies, L.P.

By
Its